Exhibit 99.4

Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street

London EC4A 1BD

United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	May 11, 2018

Path Spirit Limited

By:	/s/ Matthew Gibbons, Director